ARTHUR ANDERSEN LLP
                             101 Eisenhower Parkway
                             Roseland NJ 07068-1099

February 14, 1997

Alan Gottlich
Chief Financial Officer
Paramark Enterprises, Inc.
135 Seaview Drive
Secaucus NJ 07094

Dear Mr. Gottlich:

          This letter is to confirm that the client-auditor relationship between Paramark Enterprises, Inc. and Arthur Andersen LLP has ceased.


Very truly yours,

/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP